NEWS RELEASE


FOR IMMEDIATE RELEASE                                  Contact:  R. W. Detweiler
---------------------                                             (619) 456-2992

PRECISION AEROTECH REPORTS
SECOND QUARTER RESULTS AND SIGNING
 OF LETTER OF INTENT TO BE ACQUIRED

     La Jolla, CA, December 18, 1995 -- Precision Aerotech, Inc. (NASDAQ-PATC) today announced sales of $10.1 million for the quarter ended October 31, 1995, compared to $8.9 million for the same period one year earlier. For the first six months of the fiscal year, sales were $22.5 million or $5.9 million higher than the $16.6 million reported for the same six months one year ago.

     Net income for the current three-month reporting period was $0.1 million or $.08 per common share compared with $0.5 million or $.60 per common share one year earlier. For the six months ended October 31, 1995, net income was $1.0 million or $1.32 per common share versus income of $6 thousand or $.01 per common share for the comparable period last year. Income for the most recent six-month period is net of $0.6 million of income taxes, contrasted with $10 thousand in the comparable period one year earlier. Current year-to-date sales were up a minimum of 25% at all businesses compared to last year. Most markets and market segments demonstrated improvements compared to last year.

     The Company also announced that it signed a Letter of Intent December 15, 1995, to be acquired by Vernitron Corporation ("Vernitron"). Vernitron designs, manufactures and sells a broad range of motion control, interconnect and specialty ball bearing products for use in high performance applications. The Company offers a wide variety of products and services, some of which incorporate Vernitron sub-systems.
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                                      -2-

     The Letter of Intent contemplates the payment of $5.00 per share in cash for each outstanding share of common stock of Precision Aerotech, Inc. and the repayment of Precision Aerotech's debt. It is expected that the purchase will require approximately $19 million in cash. Completion of the transaction is subject to the signing of a definitive agreement and the satisfaction of customary conditions, including receipt of all necessary financing by Vernitron. The acquisition is expected to close in the first quarter of 1996.

                                * * * * * * * *
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                            PRECISION AEROTECH, INC.
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                (in thousands except shares and per share data))





                                Three Months Ended   Six Months Ended
                                ------------------   -----------------
                                    October 31,         October 31,
                                  1995      1994      1995      1994
                                --------   -------   -------   -------

Net sales                        $10,089    $8,896   $22,454   $16,593
                                 -------    ------   -------   -------

Income before income taxes           110       480     1,672        16

Income tax expense                    48         9       630        10
                                 -------    ------   -------   -------

Net income                       $    62    $  471   $ 1,042   $     6
                                 =======    ======   =======   =======


Earnings per share               $   .08    $   .60  $  1.32   $   .01
                                 =======    =======  =======   =======


Weighted average number of
 common shares outstanding       789,250    789,250  789,250   789,250
